Exhibit 99.1

Geron and Exeter Life Sciences Merge Start Licensing and ViaGen to Form Combined Licensing and Operating Company for Animal Cloning Technologies

Merger to Go Ahead as FDA Report Concludes That Food Products from Cloned Livestock and Their Offspring Are Safe

MENLO PARK, Calif. and PHOENIX, Ariz.--(BUSINESS WIRE)--Geron Corporation (Nasdaq:GERN) and Exeter Life Sciences, Inc. announced today the merger of Start Licensing, Inc. (“Start”), a joint venture between Geron and Exeter Life Sciences, and ViaGen, Inc., a subsidiary of Exeter Life Sciences.

Start manages and licenses a broad portfolio of intellectual property rights related to animal reproductive technologies, including animal cloning. ViaGen is a leading animal genomics and livestock cloning firm.

The merger of Start and ViaGen, combines the full breadth of intellectual property rights to nuclear transfer cloning technology, including that developed at the Roslin Institute for cloning Dolly the sheep, with in-house state-of-the-art breeding services and expertise in advanced reproductive technologies, particularly in cloning, to provide a one-stop licensing and operating company.

“We believe it makes sound business sense to join a patent estate for nuclear transfer that has been tested and is recognized as dominant with a leading operating company in the field,” said David Greenwood, Geron’s executive vice president and chief financial officer.

“We have built a world-class team of cloning practitioners and have key industry relationships in place,” said Jonathan Thatcher, Exeter Life Science’s chief executive officer. “We are now creating a company that holds the proprietary intellectual property and has demonstrated operating leadership in the field. Customers can secure a license to practice or contract cloning services.”

For agriculture, nuclear transfer technology has important applications. Livestock that have desired genetic traits, such as disease resistance, improved meat quality or yield, or increased milk production, can be chosen and copied by cloning. The purpose of cloning livestock is to produce animals for breeding to incorporate positive genetic traits into herds much more rapidly than could be achieved through conventional breeding and artificial insemination. Cloning could help reduce the use of antibiotics, growth hormones, or other chemicals by producing healthier animals. Research during the last decade has demonstrated that adult clones from nuclear transfer produce normal offspring by natural reproduction.

In January of this year, after six years of investigation and study, the U.S. Food and Drug Administration concluded that meat and milk from cattle, pigs and goats produced by nuclear transfer, and the naturally reproduced offspring of clones, are as safe to eat as food from conventionally bred domestic livestock. FDA scientists at the Center for Veterinary Medicine analyzed data, which included over 100 peer-reviewed scientific publications and further unpublished studies. The final conclusions were supported by all of the data, both published and unpublished. The compiled report was independently reviewed and open to public comment before final publication. For a copy of the FDA report and related links, visit http://www.fda.gov/cvm/cloning.htm.

In addition, cloning has applications in the production of biopharmaceuticals, such as therapeutic proteins in milk and antibodies in blood.

“Our company has demonstrated expertise in use of nuclear transfer technology to clone animals for better breeding,” said Mark Walton, ViaGen’s chief executive officer. “To date more than a dozen species have been successfully cloned. There is a clear utility for animal cloning, ranging from agricultural applications to the conservation of endangered species and biopharmaceutical production.”

Additional resources:

The following websites provide information on nuclear transfer technology and food.

International Food Information Council:

http://www.ific.org/publications/qa/upload/Q-A-From-Cloned- Animals_Jan2008-Update.pdf (Due to its length, this URL may need to be copied/pasted into your Internet browser's address field. Remove the extra space if one exists.)

Food and Drug Administration:

http://www.fda.gov/cvm/CloningRA_Primer_Final.htm

http://www.fda.gov/cvm/CloningRA_Myths_Final.htm

Geron is a biopharmaceutical company that is developing first-in-class therapeutic products for the treatment of cancer and chronic degenerative diseases, including spinal cord injury, heart failure and diabetes. The products are based on our core expertise in telomerase and human embryonic stem cells. For more information, visit www.geron.com.

Exeter Life Sciences is a world leader in innovative health and life sciences products and services that improve the lives of people, animals and the environment.

Start manages and licenses a broad portfolio of intellectual property rights related to animal reproductive technologies, including foundational nuclear transfer cloning technology developed at the Roslin Foundation (formerly Roslin Institute) for the cloning of Dolly the sheep. Start's licensees are on the cutting edge of research and product development in food production, medical applications and many other fields.

ViaGen adds value to the marketplace by cloning cattle, horses, and pigs; licensing and selling proprietary animal genetics; and providing traits and technology for animal agriculture industries worldwide. The company is based in Austin, Texas. For more information visit www.viagen.com.

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding potential applications of Geron’s nuclear transfer technology constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended June 30, 2008.

CONTACT:
Geron Corporation
Anna Krassowska, 650-473-7765
Investor and Media Relations
info@geron.com